EXHIBIT 5(c)


                      FIRST AMERICAN INVESTMENT FUNDS, INC.


                     SUPPLEMENT DATED AS OF JULY 24, 1998 TO
                          INVESTMENT ADVISORY AGREEMENT
                             (Strategic Income Fund)


            WHEREAS, First American Investment Funds, Inc., a Maryland corporation (the "Fund"), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the "Adviser"), previously entered into that Investment Advisory Agreement dated April 2, 1991 (the "Advisory Agreement"); and

            WHEREAS, the Fund is creating a new Portfolio (as such term is defined in the Advisory Agreement) known as Strategic Income Fund; and

            WHEREAS, the Fund and the Adviser contemplate that the Adviser will retain one or more sub-advisers with respect to Strategic Income Fund and wish to make provision therefor.

            NOW, THEREFORE, the Fund and the Adviser agree as follows:

            1. In performing its services under the Advisory Agreement, the Adviser may at its option and expense, with respect to Strategic Income Fund only, appoint one or more sub-advisers, which shall assume such responsibilities and obligations of the Adviser pursuant to the Advisory Agreement as shall be delegated to the sub-adviser; provided, however, that any discretionary investment decisions made by the sub-adviser on behalf of Strategic Income Fund shall be subject to approval or ratification by the Adviser. Any appointment of a sub-adviser and assumption of responsibilities and obligations of the Adviser by such sub-adviser shall be subject to approval by the Board of Directors of the Fund and, to the extent (if any) required by law, by the shareholders of Strategic Income Fund. Any appointment of a sub-adviser for Strategic Income Fund pursuant hereto shall in no way limit or diminish the Adviser's obligations and responsibilities under the Advisory Agreement.

            2. The Advisory Agreement, as supplemented hereby, is hereby ratified and confirmed in all respects.

            IN WITNESS WHEREOF, the Fund and the Adviser have caused this Supplement to be executed by their duly authorized officers as of the day and year first above written.

                                         FIRST AMERICAN INVESTMENT
                                           FUNDS, INC.


                                         By  /s/ Kathryn L. Stanton
                                            -------------------------------
                                         Its Vice President
                                            -------------------------------


                                         U.S. BANK NATIONAL
                                           ASSOCIATION


                                         By  /s/ Jeffrey M. Wilson
                                            -------------------------------
                                         Its Vice President
                                            -------------------------------